Exhibit 99.1

Renalytix plc

(“Renalytix” or the “Company”)

Announcement of AGM and

Publication of Annual Report 2023

LONDON and SALT LAKE CITY, UT October 30, 2023 – Renalytix plc (NASDAQ: RNLX) (LSE: RENX) announces that its Annual General Meeting (“AGM”) will be held in-person on 15 December 2023 at 15.30 p.m. (GMT) at 6 Stratton Street Mayfair, London W1J 8LD.

In addition, the Company’s Annual Report for the year ended 30 June 2023 has now been published on the Company’s website: https://investors.renalytix.com/financials-and-filings/annual-and-half-year-reports

The 2023 Annual Report will be posted to shareholders who have not consented to receive electronic communications.

To help with practical arrangements for the AGM, any Shareholder wishing to attend is requested to register first by contacting Walbrook PR via email at renalytix@walbrookpr.com or by telephone at +44 (0)20 7933 8790.

For further information, please contact:

Renalytix plc	www.renalytix.com
James McCullough, CEO	Via Walbrook PR

Stifel (Nominated Adviser, Joint Broker)	Tel: 020 7710 7600
Alex Price / Nicholas Moore / Nick Harland / Samira Essebiyea

Investec Bank plc (Joint Broker)	Tel: 020 7597 4000
Gary Clarence / Shalin Bhamra

Walbrook PR Limited	Tel: 020 7933 8780 or renalytix@walbrookpr.com
Paul McManus / Alice Woodings	Mob: 07980 541 893 / 07407 804 654

CapComm Partners
Peter DeNardo	Tel: 415-389-6400 or investors@renalytix.com

About Renalytix

Renalytix (NASDAQ: RNLX) (LSE: RENX) is an in-vitro diagnostics and laboratory services company that is the global founder and leader in the new field of bioprognosis™ for kidney health. The leadership team, with a combined 200+ years of healthcare and in-vitro diagnostic experience, has designed its KidneyIntelX laboratory developed test to enable risk assessment for rapid progressive decline in kidney function in adult patients with T2D and early CKD (stages 1-3). We believe that by understanding how disease will progress, patients and providers can take action early to improve outcomes and reduce overall health system costs. For more information, visit www.renalytix.com.